Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-51508, 333-27563, 333-63756, 333-110098, 333-115849, 333-121755, 333-121754, 333-165299 and 333-124863 on Form S-8 and 333-126559 on Form S-3 of Nash-Finch Company of our reports dated March 4, 2010 (except Note 18, as to which the date is March 3, 2011), with respect to the consolidated financial statements and schedule of Nash-Finch Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 1, 2012